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                                 EXHIBIT 99.1


On August 20, 1999, the Registrant issued the following press release:

"FOR IMMEDIATE RELEASE                                 Contact: Robert W. Howard
----------------------                                         Larry C. Busnardo
                                                                  (303) 572-3900


                      BARRETT RESOURCES ANNOUNCES IT WILL
                     ------------------------------------
                       RETAIN GULF OF MEXICO PROPERTIES
                      AND INCREASE 1999 CAPITAL SPENDING

Denver, Colo., Aug. 20, 1999 -- Barrett Resources Corporation (NYSE: BRR) announced today that, following a complete review of the bids received for its Gulf of Mexico assets, it will retain these properties due to inadequate purchase offers. Barrett began a sales effort in May 1999 to solicit bids to divest itself of these properties. This decision does not change the Company's focus on the Rocky Mountain Region and developing its Rocky Mountain asset base. Capital expenditures for the Gulf of Mexico for 1999 are budgeted at $4 million, representing less than 3% of the Company's total budget. The Gulf of Mexico properties currently contribute approximately 30 million cubic feet of gas per day and 350 barrels of oil per day to the Company's total production.

Separately, Barrett announced that its Board of Directors approved a 17% increase to the 1999 capital expenditure budget from $111 million to $130 million. Over 85% of the Company's capital investment is designated to the Rocky Mountain Region with the increased expenditures primarily being directed towards the Company's Piceance, Wind River and Powder River - Coal Bed Methane basin properties.

Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, Oklahoma, New Mexico and Texas, and the Gulf of Mexico region of offshore Texas and Louisiana. For additional information about Barrett, please visit our Web site at www.brr.com.
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Forward-Looking Statements
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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